Exhibit 99.1

JOINT FILING AGREEMENT

We, the signatories of the Statement on Schedule 13G to which this Joint Filing Agreement is attached, hereby agree that such statement is, and any amendments thereto filed by any of us will be, filed on behalf of each of us pursuant to and in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

Date: July 8, 2022

BHP GROUP LIMITED

By:	/s/ Stefanie Wilkinson
Name: Stefanie Wilkinson Title: Group Company Secretary

BHP MANGANESE AUSTRALIA PTY LTD

By:	/s/ Brigid O’Brien
Name: Brigid O’Brien Title: Head of Venture Investment

WMC CORPORATE SERVICES INC.

By:	/s/ Neil Matthys
Name: Neil Matthys Title: Vice President